EXHIBIT 99.1

Steven H. Kane Appointed as President and Chief Executive Officer of Patient Safety Technologies, Inc.

Temecula, CA – May 7, 2009 – Patient Safety Technologies (OTC Bulletin Board: PSTX) announced that effective today, Steven H. Kane has been appointed as its President and Chief Executive Officer.  David Bruce, the company’s previous President and Chief Executive Officer has resigned to pursue other interests.

Mr. Kane has served as the Company’s Chairman of the Board of Directors since March of 2008 and brings more than 25 years of experience in the healthcare industry to the company.  His background encompasses sales, marketing and operations as well as successfully raising capital from both the public and private markets.  Most recently, Mr. Kane was CEO of Protalex, Inc., an early stage drug development company.  Previously he was Vice President of North American Sales and Field Operations for Aspect Medical Systems, where he helped guide that company through a successful initial public offering in January 2000.  Prior to that, Mr. Kane was Eastern Area Vice President for Pyxis Corporation, where he was instrumental in positioning the company for its initial public offering in 1992 and its subsequent sale to Cardinal Health for approximately $1 billion.  Earlier in his career, Mr. Kane worked in sales management with Eli Lilly & Company and Becton, Dickinson & Company.

“I am extremely excited to be assuming a more hands on role in directing the accelerating growth of SurgiCount Medical.  SurgiCount Medical’s Safety-Sponge™ System continues to see widespread adoption in hospitals across the United States and is uniquely positioned to quickly become the standard of care across the industry.  I look forward to bringing my years of experience creating new medical device markets to help achieve this goal.”

About Patient Safety Technologies, Inc. and SurgiCount Medical, Inc.

Patient Safety Technologies, Inc., through its wholly owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge™ System, a system designed to increase the standards of patient care and reduce healthcare costs by preventing the occurrence of surgical sponges and other items from being left inside patients after surgery, one of the most common errors in surgery.  For more information, contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.

Media Contact:
Brian Stewart
Office:  (951) 587.6201
Cell:  (310) 710.7839
bstewart@surgicountmedical.com